July 20, 2006	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.54 Per Share
Quarterly earnings up 8% over prior year quarter excluding derivatives accounting change

Financial Highlights for the Quarter:

  Loans increased $143 million, or 9%, from December 31, 2005.
  Total deposits (excluding brokered and national certificates of deposit) increased $54 million, or 6%, from December 31, 2005.
  Net interest income increased in the second quarter and for the first six months of 2006 over the comparable periods in 2005.
  Commission revenue from investment, insurance and travel divisions increased 7% in the second quarter and rose 10% for the first six months of 2006 compared to the same periods in 2005.
  Deposit service charges and ATM fees increased 9% in the second quarter and grew 10% for the first half of 2006 compared to the same periods in 2005.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended June 30, 2006, were $.54 per diluted share ($7,524,000) compared to the $.74 per diluted share ($10,294,000 as restated) the Company earned during the same quarter in the prior year. Excluding the effects of the Company's accounting change for certain interest rate swaps on prior year results, earnings for the quarter ended June 30, 2005, were $.50 per diluted share ($6,940,000). In addition, for the three months ended June 30, 2006, accounting entries required under accounting standards governing the Company's interest rate derivatives decreased reported net income by $20,000. Thus, excluding the effects of the Company's accounting for interest rate swaps, earnings per diluted share were $.54 for the quarter ended June 30, 2006. As reported previously, the Company expects all charges related to the restatement of interest rate swaps to flow back into income (perhaps unevenly) over the remaining terms of the swaps.

Preliminary earnings for the six months ended June 30, 2006, were $1.06 per diluted share ($14,720,000) compared to the $.98 per diluted share ($13,677,000, as restated) the Company earned during the same period in the prior year. Excluding the effects of the Company's accounting change for certain interest rate swaps on prior year results, earnings for the six months ended June 30, 2005, were $.96 per diluted share. In addition, for the six months ended June 30, 2006, accounting entries required under accounting standards governing the Company's interest rate derivatives decreased reported net income by $326,000, or $.03 per diluted share after taxes. Thus, excluding the effects of the Company's accounting for interest rate swaps, earnings per diluted share were $1.09 for the six months ended June 30, 2006.

In future periods, the Company anticipates that its interest rate swaps will qualify for hedge accounting treatment so that the change in the fair value of the interest rate swap and the change in fair value of the related certificates of deposit will both be recorded in the financial statements. Consequently, only the net difference in the change in fair values of the swaps and the certificates of deposit will be recorded in net income. Assuming the interest rate swaps do qualify for hedge accounting treatment, previously reported earnings, adjusted to exclude the effects of the restatement, may be more useful for comparison purposes.

More

NEXT PAGE

"Great Southern's financial performance for the second quarter was solid in a continuing difficult business environment," said Great Southern President and CEO Joseph W. Turner. "Loan growth has been excellent for the first half of the year, with growth primarily in commercial and residential construction lending, from customers in both our primary and loan production markets. On an economic basis, our net interest margin improved in the second quarter after stabilizing somewhat during the last half of 2005. Excluding the effects of our accounting change for interest rate swaps, our margin was 3.49%, which is up 12 basis points from second quarter 2005 and seven basis points from the quarter ended March 31, 2006. Commission revenue from our investment, insurance and travel divisions grew 7% compared to the same period last year as these lines of business continued to develop and expand customer relationships. Income from account service charges and ATMs fees was also up with a 9% increase over the 2005 comparable quarter."

For the three months ended June 30, 2006, return on average equity (ROAE) was 19.02%; return on average assets (ROAA) was 1.38%; and net interest margin (NIM) was 3.35%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 14 basis points (from 3.49%).

For the six months ended June 30, 2006, return on average equity (ROAE) was 18.69%; return on average assets (ROAA) was 1.36%; and net interest margin (NIM) was 3.36%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 10 basis points (from 3.46%).

Stockholders' equity at June 30, 2006, was $159.5 million (7.1% of total assets), equivalent to a book value of $11.67 per share.

Selected Financial Data and Non-GAAP Reconciliation:
      (Dollars in thousands)

	Three Months Ended June 30, 2006			Six Months Ended June 30, 2006
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded
Net interest income	$17,123	$ (720)	$17,843	$33,755	$ (983)	$34,738
Provision for loan losses	1,425	--	1,425	2,750	--	2,750
Non-interest income	7,441	690	6,751	14,564	482	14,082
Non-interest expense	12,115	--	12,115	23,865	--	23,865
Provision for income taxes	3,500	10	3,510	6,984	175	7,159
Net income	$ 7,524	$ (20)	$ 7,544	$14,720	$ (326)	$15,046

	Three Months Ended June 30, 2005			Six Months Ended June 30, 2005
	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps
Net interest income	$14,014	$(1,510)	$15,524	$27,343	$(3,311)	$30,654
Provision for loan losses	975	--	975	1,875	--	1,875
Non-interest income	13,096	6,670	6,426	15,993	3,709	12,284
Non-interest expense	10,770	--	10,770	21,332	--	21,332
Provision for income taxes	5,071	(1,806)	3,265	6,452	(139)	6,313
Net income	$10,294	$ 3,354	$ 6,940	$13,677	$ 259	$13,418

More

NEXT PAGE

Selected Financial Data and Non-GAAP Reconciliation:
(Dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2006		2005		2006		2005
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$7,524	$.54	$10,294	$.74	$14,720	$1.06	$13,677	$.98
Amortization of deposit broker origination fees (net of taxes)	468.03		237.02		639.05		379.03
Net change in fair value of interest rate swaps and related deposits (net of taxes)	(448)	(.03)	(3,591)	(.26)	(313)	(.02)	(638)	(.05)
Earnings excluding impact of hedge accounting entries	$7,544	$.54	$6,940	$.50	$15,046	$1.09	$13,418	$.96

NET INTEREST INCOME

Including the impact of the accounting change for certain interest rate swaps (2005 results restated), net interest income for the second quarter of 2006 increased $3.1 million to $17.1 million compared to $14.0 million for the second quarter of 2005. Net interest margin was 3.35% in the quarter ended June 30, 2006, compared to 3.04% in the same period in 2005, an increase of 31 basis points.

Excluding the impact of the accounting change for certain interest rate swaps, economically, net interest income for the second quarter of 2006 increased $2.3 million to $17.8 million compared to $15.5 million for the second quarter of 2005. Net interest margin excluding the effects of the accounting change was 3.49% in the quarter ended June 30, 2006, compared to 3.37% in the quarter ended June 30, 2005.

Including the impact of the accounting change for certain interest rate swaps (2005 results restated), net interest income for the first six months of 2006 increased $6.4 million to $33.8 million compared to $27.3 million for the first six months of 2005. Net interest margin was 3.36% in the six months ended June 30, 2006, compared to 3.04% in the same period in 2005, an increase of 32 basis points.

Excluding the impact of the accounting change for certain interest rate swaps, economically, net interest income for the first six months of 2006 increased $4.1 million to $34.7 million compared to $30.7 million for the first six months of 2005. Net interest margin excluding the effects of the accounting change was 3.46% in the six months ended June 30, 2006, compared to 3.41% in the six months ended June 30, 2005.

Non-GAAP Reconciliation

	Three Months Ended June 30,				Six Months Ended June 30,
	2006		2005		2006		2005
	Dollars (000)%		Dollars (000)%		Dollars (000)%		Dollars (000)%
Net Interest Margin	$17,123	3.35%	$14,014	3.04%	$33,755	3.36%	$27,343	3.04%
Amortization of deposit broker origination fees	720.14		365.08		983.10		584.07
Interest rate swap net settlements	--	--	1,145.25		--	--	2,727.30
Net interest margin excluding impact of hedge accounting entries	$17,843	3.49%	$15,524	3.37%	$34,738	3.46%	$30,654	3.41%

More

NEXT PAGE

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" table in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Including the effects of the Company's restatement in 2005 for certain interest rate swaps, non-interest income for the second quarter of 2006 was $7.4 million compared with $13.1 million for the second quarter 2005. The $5.7 million decrease in non-interest income is primarily attributable to the effects of the accounting change for interest rate swaps on the prior period results. Non-interest income increased $5.5 million in the three months ended June 30, 2005, and increased $690,000 in the three months ended June 30, 2006, as a result of the change in the fair value of certain interest rate swaps. In addition, non-interest income for the second quarter of 2005 was also impacted by the reclassification of the net interest settlements on these swaps from net interest income to non-interest income. While this had no effect on total net income, non-interest income was increased by $1.1 million in the three months ended June 30, 2005. There was no reclassification of net interest settlements in the three months ended June 30, 2006. Excluding the effects of interest rate swap-related entries, non-interest income increased $325,000, or 5%, in the three months ended June 30, 2006, compared to June 30, 2005.

Second quarter 2006 income from commissions from the Company's travel, insurance and investment divisions increased $167,000, or 7%, compared to the same period in 2005. Service charges on deposit accounts and ATM fees increased $296,000, or 9%, compared to the same period in 2005.

Including the effects of the Company's restatement in 2005, non-interest income for the six months ended June 30, 2006 was $14.6 million compared with $16.0 million for the six months ended June 30, 2005. The $1.4 million decrease in non-interest income is primarily attributable to the effects of the accounting change for interest rate swaps on the prior period results. Non-interest income increased $982,000 in the six months ended June 30, 2005, and increased $482,000 in the six months ended June 30, 2006, as a result of the change in the fair value of certain interest rate swaps. In addition, non-interest income for the first six months of 2005 was also impacted by the reclassification of the net interest settlements on these swaps from net interest income to non-interest income. While this had no effect on total net income, non-interest income was increased by $2.7 million in the six months ended June 30, 2005. There was no reclassification of net interest settlements in the six months ended June 30, 2006. Excluding the effects of interest rate swap-related entries, non-interest income increased $1.8 million, or 15%, in the six months ended June 30, 2006, compared to June 30, 2005.

For the six months ended June 30, 2006, income from commissions from the Company's travel, insurance and investment divisions increased $464,000, or 10%, compared to the same period in 2005. Service charges on deposit accounts and ATM fees increased $617,000, or 10%, compared to the same period in 2005. Also in the six months ended June 30, 2006, the Company experienced an increase in late charges and prepayment fees on loans of $563,000 compared to the same period in 2005. This was primarily the result of the early repayment of five unrelated loans during the quarter ended March 31, 2006. Although the Company does receive prepayment fees from time to time, it is difficult to forecast when and in what amounts fees will be collected.

NON-INTEREST EXPENSE

Non-interest expense for the quarter ended June 30, 2006 was $12.1 million compared with $10.8 million for the second quarter of 2005. Non-interest expense increased $365,000 when comparing the second quarter 2006 to first quarter 2006 expenses of $11.8 million. The Company's efficiency ratio for the quarter ended June 30, 2006, was 49.32% compared to 39.73% in the same quarter in 2005. These efficiency ratios include the

More

NEXT PAGE

impact of the accounting change for certain interest rate swaps. Excluding the effects of accounting for interest rate swaps, the efficiency ratio for the second quarter 2006 was 49.26% compared to 49.07% in the same period in 2005. The Company's ratio of non-interest expense to average assets has remained very constant over these recent periods at approximately 2.20%.

Non-interest expense for the first six months of 2006 was $23.9 million compared with $21.3 million for the first six months of 2005. The Company's efficiency ratio for the six months ended June 30, 2006, was 49.39% compared to 49.22% in the same period in 2005. These efficiency ratios include the impact of the accounting change for certain interest rate swaps. Excluding the effects of accounting for interest rate swaps, the efficiency ratio for the first six months of 2006 was 48.88% compared to 49.68% in the same period in 2005.

Non-GAAP Reconciliation

	Three Months Ended June 30,
	2006			2005
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$12,115	$24,564	49.32%	$10,770	$27,110	39.73%
Amortization of deposit broker origination fees	--	720	(1.46)	--	1,510	(2.38)
Net change in fair value of interest rate swaps and related deposits	--	(690)	1.40	--	(6,670)	11.72
Efficiency ratio excluding impact of hedge accounting entries	$12,115	$24,594	49.26%	$10,770	$21,950	49.07%

	Six Months Ended June 30,
	2006			2005
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$23,865	$48,319	49.39%	$21,332	$43,336	49.22%
Amortization of deposit broker origination fees	--	983	(1.04)	--	3,311	(3.80)
Net change in fair value of interest rate swaps and related deposits	--	(482)	.53	--	(3,709)	4.26
Efficiency ratio excluding impact of hedge accounting entries	$23,865	$48,820	48.88%	$21,332	$42,938	49.68%

* Net interest income plus non-interest income.

The Company's increase in non-interest expense in the second quarter of 2006 compared to the same period in 2005 related to the continued growth of the Company. During the latter half of 2005, Great Southern completed its acquisition of three bank branches in central Missouri, acquired a Columbia, Mo.-based travel agency, and opened a banking center in Republic, Mo. In the first quarter 2006, Great Southern acquired a travel agency in Lee's Summit, Mo., and established a new loan production office in Columbia, Mo. As a result, in the three months ended June 30, 2006, compared to the three months ended June 30, 2005, non-interest expenses increased $475,000 related to the ongoing operations of these entities. For the six months ended June 30, 2006, compared to the six months ended June 30, 2005, expenses for these offices increased $873,000. In addition to these acquisitions and new office, the Company expanded the loan production offices in St. Louis and Rogers, Ark., and added lending and lending support personnel in the Springfield market. Consistent with many other employers, the cost of health insurance premiums and other benefits for the Company continues to rise and added $285,000 in expenses in the second quarter of 2006 compared to the

More

NEXT PAGE

same quarter in 2005. In the first six months of 2006, these benefit-related expenses increased by $585,000 compared to the same period in 2005.

During the quarter ended June 30, 2006, the Company also recorded expenses of $114,000, or $.01 per diluted share, related to the cost of stock options previously granted by the Company. During the six months ended June 30, 2006, this recorded expense was $229,000, or $.02 per diluted share.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at June 30, 2006, were $26.2 million, up $9.4 million from December 31, 2005, and up $3.0 million from March 31, 2006. Non-performing assets as a percentage of total assets were 1.17% at June 30, 2006. Compared to December 31, 2005, non-performing loans increased $8.9 million to $25.1 million while foreclosed assets increased $486,000 to $1.1 million. Commercial real estate, construction and business loans comprised $24.0 million, or 95%, of the total $25.1 million of non-performing loans at June 30, 2006. The increase in non-performing loans during the quarter ended June 30, 2006, was primarily due to the addition of one $1.3 million loan relationship and the increase by $1.6 million of one loan relationship (now totaling $5.3 million) to the non-performing category. Other increases in non-performing loans during the six months ended June 30, 2006, were primarily due to the addition of one $3.1 million loan relationship and the increase by $3.9 million of one loan relationship (now totaling $5.3 million) to the non-performing category. This increase was partially offset by the repayment of one $640,000 relationship which was included in non-performing assets at December 31, 2005, and the reduction of another relationship by $1.1 million through the sale of a portion of the assets securing the debt, resulting in a remaining relationship total of $946,000 at June 30, 2006. Five additional significant loan relationships were previously included in Non-performing Loans and remained there at June 30, 2006. These relationships are described more fully in the December 31, 2005, Annual Report on Form 10-K.

The $1.3 million loan relationship was placed in the Non-performing Loans category during the quarter ended June 30, 2006. This relationship is primarily secured by subdivision lots, houses under construction and commercial real estate lots in the Lake of the Ozarks, Mo., area.

Originally included in non-performing loans as $3.7 million (now totaling $5.3 million), $1.6 million was added to the Non-performing Loans category from the Potential Loans category during the three months ended June 30, 2006. The $3.7 million portion of this relationship is secured by a nursing home in Missouri that has had cash flow problems. The additional $1.6 million is secured by a second nursing home in the Springfield, Mo., area. This second nursing home has performed satisfactorily; however, due to the performance issues of the other property, the entire relationship has now been categorized as non-performing.

The $3.1 million loan relationship was placed in the Non-performing Loans category during the quarter ended March 31, 2006. At December 31, 2005, this relationship was included in the Potential Problem Loans category and was described more fully in the December 31, 2005, Annual Report on Form 10-K. This relationship is secured by a motel and additional real estate collateral.

The $5.3 million relationship was discussed in the December 31, 2005 Annual Report on Form 10-K, where $1.5 million was included in the Non-performing Loans category and $6.2 million was included in the Potential Problem Loans category. This relationship is secured by an office building, vacant land, developed and undeveloped residential subdivisions, houses under construction and houses used as rental property. The Company determined that the transfer of this portion of the relationship to the Non-performing Loans category was warranted due to continued deterioration of payment performance. During the three months ended

More

NEXT PAGE

March 31, 2006, the Company recorded a charge-off of $283,000 on this relationship. In addition, during the three months ended June 30, 2006, the borrower sold some of the commercial real estate and subdivision lots. The proceeds of these sales were used to reduce loan balances from $6.2 million to $5.3 million.

Potential problem loans decreased $8.7 million during the six months ended June 30, 2006, from $18.4 million at December 31, 2005, to $9.7 million at June 30, 2006. Potential problem loans are loans which management has identified through routine internal review procedures as having possible credit problems which may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. Potential problem loans decreased primarily due to the transfer to the non-performing loan category of the four unrelated loan relationships previously described.

BUSINESS INITIATIVES

In the third quarter, the Company expects to expand its retail banking center network from 35 to 37 offices. Great Southern intends to open a banking center in late August in Lee's Summit, Mo., a growing Kansas City-area community. This banking center will mark the Company's first retail banking presence in the region and complements services already provided in the area: a Great Southern Travel office in Lee's Summit and an Overland Park, Kan.-based loan production office serving the metropolitan Kansas City market. In early September, the company also intends to open a banking center near Springfield in Ozark, Mo., the second Great Southern location in this growing southwest Missouri community.

Loan production offices (LPO) in Overland Park, Kan., Rogers, Ark., St. Louis and Columbia, Mo., continued to grow in the first half of 2006. The Overland Park LPO originated $35.0 million in loans with outstanding loan balances of $193.5 million; the Rogers LPO had $36.7 million in loan originations and $134.2 in outstanding loan balances; and St. Louis had loan originations of $161.4 million and $172.0 in outstanding loan balances. The Columbia LPO, which began operating in March 2006 and serves the Columbia, Jefferson City, and Lake of the Ozarks, Mo., region, originated $1.3 million with additional loans in various pre-closing stages.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended June 30, 2006, was $30.53.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 35 banking centers and 170 ATMs throughout southwest and central Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

More

NEXT PAGE

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and six months ended June 30, 2006 and 2005 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	June 30, 2006	December 31, 2005
	(Dollars in thousands)
Total assets	$2,244,160	$2,081,155
Loans receivable, gross	1,676,978	1,536,595
Allowance for loan losses	25,531	24,549
Foreclosed assets, net	1,081	595
Available-for-sale securities, at fair value	367,686	369,316
Held-to-maturity securities, at amortized cost	1,470	1,510
Deposits	1,709,331	1,550,253
Total borrowings	342,733	355,052
Stockholders' equity	159,477	152,802
Non-performing assets	26,194	16,805
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2006	2005	2006	2005	2006
Selected Operating Data:	(Dollars in thousands)
Interest income	$37,228	$27,538	$71,425	$52,539	$34,197
Interest expense	20,105	13,524	37,670	25,196	17,565
Net interest income	17,123	14,014	33,755	27,343	16,632
Provision for loan losses	1,425	975	2,750	1,875	1,325
Non-interest income	7,441	13,096	14,564	15,993	7,123
Non-interest expense	12,115	10,770	23,865	21,332	11,750
Provision for income taxes	3,500	5,071	6,984	6,452	3,484
Net income	$7,524	$10,294	$14,720	$13,677	$7,196

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2006	2005	2006	2005	2006
Per Common Share:
Net income (fully diluted)	$.54	$.74	$1.06	$.98	$.52
Book value	$11.67	$10.99	$11.67	$10.99	$11.51
Earnings Performance Ratios:
Annualized return on average assets	1.38%	2.09%	1.36%	1.42%	1.34%
Annualized return on average stockholders' equity	19.02%	27.95%	18.69%	18.82%	17.84%
Net interest margin	3.35%	3.04%	3.36%	3.04%	3.37%
Average interest rate spread	2.82%	2.68%	2.86%	2.69%	2.91%
Efficiency ratio	49.32%	39.73%	49.39%	49.22%	49.46%
Non-interest expense to average total assets	2.21%	2.17%	2.21%	2.19%	2.20%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.52%	1.66%	1.52%	1.66%	1.54%
Non-performing assets to period-end assets	1.17%	.72%	1.17%	.72%	1.06%
Non-performing loans to period-end loans	1.50%	.83%	1.50%	.83%	1.35%
Annualized net charge-offs to average loans	.27%	.19%	.22%	.15%	.16%

More

NEXT PAGE

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	June 30, 2006 (Unaudited)	December 31, 2005	March 31, 2006 (Unaudited)
ASSETS
Cash	$137,349	$116,578	$113,111
Interest-bearing deposits in other financial institutions	1,634	1,154	747
Cash and cash equivalents	138,983	117,732	113,858
Available-for-sale securities	367,686	369,316	383,979
Held-to-maturity securities (fair value $1,530 - June 2006; $1,603 - December 2005)	1,470	1,510	1,510
Mortgage loans held for sale	2,469	2,124	1,215
Loans receivable, net of allowance for loan losses of $25,531 - June 2006; $24,549 - December 2005	1,651,447	1,512,046	1,607,091
Interest receivable	12,263	10,841	12,177
Prepaid expenses and other assets	13,759	13,266	14,316
Foreclosed assets held for sale, net	1,081	595	1,125
Premises and equipment, net	25,887	27,265	27,528
Goodwill and other intangible assets	1,353	1,402	1,390
Investment in Federal Home Loan Bank stock	12,772	11,857	12,732
Deferred income taxes	14,990	13,201	13,567
Total Assets	$2,244,160	$2,081,155	$2,190,488
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,709,331	$1,550,253	$1,606,817
Federal Home Loan Bank advances	192,754	203,435	193,098
Short-term borrowings	132,316	133,558	186,688
Subordinated debentures issued to capital trust	17,663	18,059	17,805
Accrued interest payable	5,287	4,615	5,032
Advances from borrowers for taxes and insurance	877	233	530
Accounts payable and accrued expenses	25,626	17,494	22,024
Income taxes payable	829	706	539
Total Liabilities	2,084,683	1,928,353	2,032,533
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	--	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2006 - 13,667,175 shares; December 2005 - 13,722,801 shares	137	137	137
Additional paid-in capital	18,076	17,781	17,968
Retained earnings	147,531	138,921	143,919
Accumulated other comprehensive income (loss)	(6,267)	(4,037)	(4,069)
Total Stockholders' Equity	159,477	152,802	157,955
Total Liabilities and Stockholders' Equity	$2,244,160	$2,081,155	$2,190,488

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED June 30,		SIX MONTHS ENDED June 30,		THREE MONTHS ENDED March 31,
	2006	2005	2006	2005	2006
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$32,914	$23,236	$62,715	$44,181	$29,801
Investment securities and other	4,314	4,302	8,710	8,358	4,396
TOTAL INTEREST INCOME	37,228	27,538	71,425	52,539	34,197
INTEREST EXPENSE
Deposits	16,022	10,010	29,779	18,635	13,757
Federal Home Loan Bank advances	2,352	2,100	4,384	3,856	2,032
Short-term borrowings	1,414	1,179	2,905	2,260	1,491
Subordinated debentures issued to capital trust	317	235	602	445	285
TOTAL INTEREST EXPENSE	20,105	13,524	37,670	25,196	17,565
NET INTEREST INCOME	17,123	14,014	33,755	27,343	16,632
PROVISION FOR LOAN LOSSES	1,425	975	2,750	1,875	1,325
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,698	13,039	31,005	25,468	15,307
NONINTEREST INCOME
Commissions	2,482	2,315	5,024	4,560	2,542
Service charges and ATM fees	3,720	3,424	7,033	6,416	3,312
Net realized gains on sales of loans	260	263	473	438	213
Net realized gains (losses) on sales of available-for-sale securities	(29)	(3)	(29)	(23)	--
Net gain (loss) on sales of fixed assets	8	2	157	(10)	149
Late charges and fees on loans	237	209	1,016	453	779
Change in interest rate swap fair value net of change in hedged deposit fair value	460	--	282	--	(177)
Change in interest rate swap fair value	--	5,525	--	982	--
Interest rate swap net settlements	--	1,145	--	2,727	--
Other income	303	216	608	450	305
TOTAL NONINTEREST INCOME	7,441	13,096	14,564	15,993	7,123
NONINTEREST EXPENSE
Salaries and employee benefits	7,169	6,206	14,150	12,355	6,981
Net occupancy and equipment expense	1,888	1,823	3,819	3,466	1,931
Postage	552	485	1,079	943	527
Insurance	222	219	434	443	212
Advertising	273	293	526	549	253
Office supplies and printing	215	225	428	435	213
Telephone	316	259	656	523	340
Legal, audit and other professional fees	328	344	569	678	241
Expense (income) on foreclosed assets	56	99	21	248	(35)
Other operating expenses	1,096	817	2,183	1,692	1,087
TOTAL NONINTEREST EXPENSE	12,115	10,770	23,865	21,332	11,750
INCOME BEFORE INCOME TAXES	11,024	15,365	21,704	20,129	10,680
PROVISION FOR INCOME TAXES	3,500	5,071	6,984	6,452	3,484
NET INCOME	$7,524	$10,294	$14,720	$13,677	$7,196
BASIC EARNINGS PER COMMON SHARE	$.55	$.75	$1.08	$1.00	$.52
DILUTED EARNINGS PER COMMON SHARE	$.54	$.74	$1.06	$.98	$.52
DIVIDENDS DECLARED PER COMMON SHARE	$.15	$.13	$.29	$.25	$.14

Average Balances, Interest Rates and Yields

          The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $703,000 and $485,000 for the three months ended June 30, 2006 and 2005, respectively. Fees included in interest income were $1.3 million and $870,000 for the six months ended June 30, 2006 and 2005, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$176,921	$2,997	6.79%	$184,003	$2,486	5.42%
Other residential	94,151	1,913	8.15	118,837	2,063	6.96
Commercial real estate	463,615	9,297	8.04	462,113	7,733	6.71
Construction	593,175	12,339	8.34	371,513	6,133	6.69
Commercial business	112,882	2,439	8.66	100,163	1,670	6.62
Other loans	139,108	2,602	7.50	136,285	2,339	6.88
Industrial revenue bonds	73,166	1,327	7.27	53,103	812	6.14
Total loans receivable	1,653,018	32,914	7.99	1,426,017	23,236	6.55
Investment securities and other interest-earning assets	396,959	4,314	4.36	421,249	4,302	4.10

Total interest-earning assets	2,049,977	37,228	7.28	1,847,266	27,538	5.98
Noninterest-earning assets:
Cash and cash equivalents	97,739			95,877
Other non-earning assets	39,733			24,351
Total assets	$2,187,449			$1,967,494

Interest-bearing liabilities:
Interest-bearing demand and savings	$422,964	3,087	2.93	$383,774	1,901	1.99
Time deposits	1,019,418	12,935	5.09	852,028	8,109	3.82
Total deposits	1,442,382	16,022	4.46	1,235,802	10,010	3.25
Short-term borrowings	132,196	1,414	4.29	163,562	1,179	2.89
Subordinated debentures issued to capital trust	17,788	317	7.15	18,378	235	5.13
FHLB advances	215,057	2,352	4.39	225,292	2,100	3.74

Total interest-bearing liabilities	1,807,423	20,105	4.46	1,643,034	13,524	3.30
Noninterest-bearing liabilities:
Demand deposits	190,802			166,571
Other liabilities	30,986			10,580
Total liabilities	2,029,211			1,820,185
Stockholders' equity	158,238			147,309
Total liabilities and stockholders' equity	$2,187,449			$1,967,494

Net interest income:
Interest rate spread		$17,123	2.82%		$14,014	2.68%
Net interest margin*			3.35%			3.04%
Average interest-earning assets to average interest-bearing liabilities	113.4%			112.4%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

	Six Months Ended June 30, 2006			Six Months Ended June 30, 2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$176,648	$5,873	6.70%	$178,386	$4,766	5.39%
Other residential	96,529	3,910	8.17	118,770	4,066	6.90
Commercial real estate	460,796	17,887	7.83	463,447	14,801	6.44
Construction	568,458	23,073	8.19	350,448	11,146	6.52
Commercial business	106,308	4,435	8.41	102,224	3,304	6.41
Other loans	139,316	5,089	7.37	133,227	4,545	6.88
Industrial revenue bonds	70,385	2,448	7.01	49,875	1,553	6.28
Total loans receivable	1,618,440	62,715	7.81	1,396,377	44,181	6.38
Investment securities and other interest-earning assets	408,606	8,710	4.30	416,448	8,358	4.05

Total interest-earning assets	2,027,046	71,425	7.10	1,812,825	52,539	5.84
Noninterest-earning assets:
Cash and cash equivalents	99,147			90,349
Other non-earning assets	36,471			23,931
Total assets	$2,162,664			$1,927,105

Interest-bearing liabilities:
Interest-bearing demand and savings	$435,888	6,278	2.90	$380,123	3,503	1.86
Time deposits	992,716	23,501	4.77	829,424	15,132	3.68
Total deposits	1,428,604	29,779	4.20	1,209,547	18,635	3.11
Short-term borrowings	140,303	2,905	4.18	166,935	2,260	2.73
Subordinated debentures issued to capital trust	17,888	602	6.79	18,468	445	4.86
FHLB advances	204,469	4,384	4.32	215,715	3,856	3.60

Total interest-bearing liabilities	1,791,264	37,670	4.24	1,610,665	25,196	3.15
Noninterest-bearing liabilities:
Demand deposits	186,180			159,890
Other liabilities	27,688			11,234
Total liabilities	2,005,132			1,781,789
Stockholders' equity	157,532			145,316
Total liabilities and stockholders' equity	$2,162,664			$1,927,105

Net interest income:
Interest rate spread		$33,755	2.86%		$27,343	2.69%
Net interest margin*			3.36%			3.04%
Average interest-earning assets to average interest-bearing liabilities	113.2%			112.6%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.